LINE-OF-CREDIT AND INTERCOMPANY AGREEMENT

                                                         Salt Lake City, Utah
                                                              January 2, 2001

Line-of-Credit and Intercompany Agreement entered into this second day of January, 2001 between Logio, Inc. and Pacific WebWorks, Inc. at 1760 S. Fremont Ave, Salt Lake City, Utah 84104, or such other place as designated by Pacific WebWorks, Inc.

Whereas, Logio, Inc. is a development stage company historically engaged in the engineering of Internet search technology and Internet directory products.

Whereas, Logio, Inc. has not commenced development or operation of its products and services since October 2000.

Whereas, Pacific WebWorks, Inc. intends to acquire 100% of the outstanding common stock of Logio, Inc. in an arms-length transaction.

Whereas, Pacific WebWorks, Inc, after the acquisition of Logio is complete and when feasible, intends to assist Logio, Inc. in the further development of its products and services and to integrate such products and services into Pacific WebWorks products and services.

Logio, Inc. and Pacific WebWorks hereby enter into this Line-of-Credit and Intercompany agreement:

A.  Line-of-Credit

Pacific WebWorks will lend Logio, Inc. up to $120,000 as needed to fund the payroll of remaining Logio administrative employees and Logio payment requirements for certain capital leases and other payments as determined by Logio management until the proposed acquisition is complete. Amounts forwarded to Logio, Inc. from Pacific WebWorks shall constitute a Line-of-Credit which shall possess the following terms and conditions:

     1.  Interest

     The Line-of-Credit shall bear interest at a rate equal to twelve percent (12%) of the outstanding balance per annum and shall accrue monthly.

     2.  Maturity

     The Line-of-Credit balance and related interest is payable upon demand.

     Should the proposed acquisition of Logio, Inc. common stock be terminated or incomplete by February 28, 2001, the Line-of-Credit shall become immediately due and payable to Pacific WebWorks through whatever means possible.

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     2.  Maturity - Continued

     OR should Logio, Inc. become unable to recommence development and operations within 250 days of the signing of this agreement, the Line-of-Credit shall become immediately due and payable to Pacific WebWorks through whatever means possible.

     3.  Collateral

     This Line-of-Credit is secured by business assets of Logio, Inc., including all property and equipment, intellectual technologies, proprietary source codes and other intangible assets. Pacific WebWorks, Inc. at its option will file UCC-1 documents with the state of Utah on the above assets.

     4.  Late Charge

     Should any payment under this Line-of-Credit be unpaid when due, the outstanding balance of this Line-of-Credit shall be immediately due and such unpaid amounts shall bear interest from the date thereof until the date of such payment at a rate per annum equal to sixteen percent (16%).


     5.  Right to Offset

     Logio, Inc. and Pacific WebWorks, Inc. have the right to offset other transactions between the two entities against this Line-of-Credit.


B.  Intercompany Management Fees

Should the acquisition of Logio, Inc. by Pacific WebWorks Inc. be completed, and commencing on the last day of the first month in which Logio is a 100% wholly owned subsidiary by Pacific WebWorks, Logio, Inc. will pay Pacific WebWorks, Inc. the sum of $1,067 per month for Management Fees consisting of accounting, financial reporting, and management services rendered by Pacific WebWorks' personnel. These Management Fees shall be due on the last day of each month thereafter. Amounts due for Management fees may be included as an increase to the Line-of-Credit

C.  Intercompany Engineering Consulting Fees

Pacific WebWorks, while under period of due diligence and post acquisition, may, at Logio's discretion, lease engineering staff for the re-commencement of development of Logio products at rates totaling $130 per hour. Such leasing of Pacific WebWorks engineering staff shall constitute Engineering Consulting Fees and will be due and payable upon receipt of invoice by Logio, Inc. from Pacific WebWorks, Inc. Amounts due for Engineering Consulting Fees may be included as an increase to the Line-of-Credit.

D.  Intercompany Equipment Rental Fees

Pacific WebWorks, immediately subsequent to the completion of its proposed acquisition of Logio, Inc. common stock, may, at its discretion, utilize and rent some or all of Logio, Inc. property and equipment including, but not limited to:

    1.  Office Furniture and Accessories
    2.  Laptops, Personal Computers, Monitors and Accessories
    3.  Software Licenses and Related Assets
    4.  Operating and Development Hardware and Equipment
    5.  Telecommunications and Network Equipment and Accessories
    6.  Other Miscellaneous Assets

Pacific WebWorks shall not, for any reason, utilize or rent any assets under capital leases that do not provide under the lease agreements for sublease provisions.

Equipment Rental Fees shall commence on the last day of the first month of equipment use and shall total $1,422 per month. Rental Fee payments shall be due and payable on the last day of each month thereafter. Rental of Logio equipment by Pacific WebWorks is on a month-to-month basis. Rental fees owed to Logio by Pacific WebWorks may be offset against the line-of-credit balance due.

At such time as Logio re-commences development of its Internet products, and at such time as Logio determines that property and equipment used and rented by Pacific WebWorks is required to further its development and operations, Logio will provide Pacific WebWorks with reasonable written notice of rent cancellation and Pacific WebWorks will return the use of the equipment to Logio within three weeks of receipt of such notice.

E. This Line-of-Credit and Intercompany Agreement shall inure to the benefit of and shall be binding upon respective successors and assigns of Logio, Inc and Pacific WebWorks, Inc.
F. This Line-of-Credit and Intercompany Agreement shall be construed in accordance with the laws of the State of Utah.
G.  This Line-of Credit is secured with the business assets of Logio, Inc.
H. There are no personal guarantees by any officer or director of Logio, Inc. or Pacific WebWorks, Inc. pertaining to this Line-of-Credit and Intercompany Agreement.


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I.  Logio, Inc. jointly and severally, represents, warrants and covenants to
    Pacific WebWorks, Inc. that: (i) this Line-of-Credit and Intercompany Agreement is the legal, valid and binding obligation of Logio, Inc., enforceable against Logio, Inc. in accordance with its respective terms;
    (ii) this Note is not subject to any right of rescission, counterclaim or defense, and no claim of any such right has been asserted with respect thereto; (iii) this Line-of-Credit and Intercompany Agreement will not, with or without the giving of notice or lapse of time or both, violate or conflict with, result in a breach of, or constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Logio, Inc. is a party, or by which Logio, Inc. is bound; (iv) the execution and delivery of this note and security and Logio, Inc.'s performance of the obligations hereunder shall not require any consents or approvals of any third persons; and (v) the individual executing this Line-of-Credit and Intercompany Agreement has full power and authority to execute and deliver this Line-of-Credit and Intercompany Agreement and the collateral pledged as security heretofore.


                                  BY:
                                  Logio, Inc. a development stage Nevada Corp.

                                  /s/ Kenneth W. Bell
                                  ___________________________
                                  Kenneth W. Bell
                                  Chief Executive Officer

                                  AND
                                  Pacific WebWorks, Inc. a Nevada Corp.

                                  /s/ Christian Larsen
                                  __________________
                                  Christian Larsen
                                  President